UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 10, 2006 (October 4, 2006)
QUOVADX, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-29273	85-0373486

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
7600 E. Orchard Road, Suite 300-S, Greenwood Village, CO 80111

(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (303) 488-2019
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
First Amendment to License Agreement
     Effective October 4, 2006, CareScience, Inc. (“CareScience”), a wholly owned subsidiary of Quovadx, Inc., a Delaware corporation (the “Company” or “Registrant”) entered into a First Amendment to License Agreement (“Amendment”) by and between The Children’s Hospital of Philadelphia (“CHP”), successor in interest to University City Science Center (“UCSC”). The Amendment extends the terms of a License Agreement (“License Agreement”) dated July 30, 2001 between CHP and Carescience, Inc., which was scheduled to expire by its terms on October 5, 2006, under which CareScience leases space to house its data center operated in connection with its commercial ASP products and services. Under the terms of the Amendment, the Company agreed to pay (i) a license fee of $5,000 per month for an extended term of two months, expiring on December 5, 2006 (“final expiration date”), and (ii) a security deposit of $75,000 to be held by CHP and to be returned to the Company, without interest, only upon CareScience’s having vacated the premises by the final expiration date and left the premises in the condition required by the License Agreement.
Entry into Master Services Agreement
     Effective October 9, 2006, Registrant entered into a Master Services Agreement (“Services Agreement”) between Switch and Data Management Company L.L.C. (“Switch and Data”) and Quovadx, Inc. for the provision of floor space and co-location services to house the CareScience data center. The Services Agreement has an initial term of two years, renewable for additional terms. Under the agreement, in exchange for a monthly service fee, Switch and Data will provide 304 square feet of floor space in a secure cage to house the CareScience servers and provide HVAC, power, physical security and remote hands services, meeting established levels of service, in a secure environment that has met SAS 70 standards. Switch and Data can terminate the Services Agreement for default, including payment default, by the Company and the Company can terminate for default, including chronic service deficiencies, by Switch and Data.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUOVADX, INC.
Date: October 10, 2006	/s/ Linda K. Wackwitz
Linda K. Wackwitz
Secretary